Exhibit 16.1

December 26, 2003


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:   Vista Continental Corporation
      Commission file no: 2-90519
      ---------------------------

We have read the statements under Item 4 of the Form 8-K report regarding the recent change of auditors. We agree with paragraphs 1 - 4, except for the following:

When Vista agreed to a business combination with the shell entity Century Laboratories, Inc. on June 6, 2002, both parties signed the agreement. We received verbal and written direct and indirect representations from Vista stockholders then holding 38,162,855 shares (of the 39,837,355 shares outstanding, or about 95.8%, in the private company Vista immediately prior to the Century reorganization) that this transaction was `a done deal.' We believe that Vista management (a) was misled by bad legal advice at that time, (b) in June 2002 and through sometime in 2003 believed the transaction was properly and thoroughly completed and (c) today intends that any uncompleted legal aspects of this transaction be completed as soon as possible.

Guided by fresh legal representation, Vista management today takes the position that a physical exchange of the share certificates never took place after the June 6, 2002 reorganization agreement and therefore either (i) the transaction was never completed or (ii) it was completed at that time only for most of the 39,837,355 shares but not all of them. We believe that the books and records of the Registrant over the past 5 quarters ended June 30, 2003 properly reflect the complete activity of Vista the prior private company and that the book effect of delaying the recording of the prior Century 4,108,982 shares would have no GAAP effect on the financial position or statements of operations or cash flows then or now under SEC rules regarding the recording and reporting of reverse acquisitions excepting the total number of shares outstanding.

Vista management first informed us of the above anomaly in October 2003, and we were first given the chance to speak to their new legal representation about this question on December 16, 2003.

We have no basis to agree or disagree with paragraphs 5 or 6.


Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas